Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Ameris Bancorp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value	Rule 457(c) and Rule 457(h)	1,250,000 (2)	$45.54 (3)	$56,925,000	$92.70 per $1,000,000	$5,276.95

Total Offering Amounts							$5,276.95
Total Fees Offsets							$0.00
Net Fees Due							$5,276.95

(1) This Registration Statement, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of common stock, $1.00 par value per share (the “Common Stock), of Ameris Bancorp that may be offered and issued under the Ameris Bancorp Second Amended and Restated Employee Stock Purchase Plan (the “Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2) Represents shares of Common Stock issuable pursuant to the Plan.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices of the Common Stock on June 6, 2022, as reported on the Nasdaq Stock Market.